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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1 )*

                                 Avenue A, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    053566105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                 Page 1 of 17 pages

CUSIP No. 053566105                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Venture Partners VI, L.P. ("USVP VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,976,549 shares,  except that Presidio Management Group
                        VI, L.L.C.  ("PMG VI"), the general  partner of USVP VI,
                        may be deemed to have sole voting  power with respect to
                        such shares, and Irwin Federman ("Federman"),  Steven M.
                        Krausz  ("Krausz"),  Stuart  G.  Phillips  ("Phillips"),
                        Jonathan   D.  Root   ("Root")   and   Philip  M.  Young
                        ("Young"), the managing members of PMG VI, may be deemed
                        to have a  shared  voting  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,976,549  shares,  except  that  PMG  VI,  the  general
    WITH                partner   of  USVP  VI,  may  be  deemed  to  have  sole
                        dispositive  power  with  respect  to such  shares,  and
                        Federman, Krausz, Phillips, Root and Young, the managing
                        members  of PMG  VI,  may be  deemed  to  have a  shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,976,549
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      USVP VI Affiliates Fund, L.P. ("Affiliates VI")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

      Delaware
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        111,172 shares,  except that PMG VI, the general partner
                        of  Affiliates  VI,  may be deemed  to have sole  voting
                        power with respect to such shares, and Federman, Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI,  may be  deemed to have  shared  voting  power  with
                        respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               111,172 shares,  except that PMG VI, the general partner
    WITH                of Affiliates VI, may be deemed to have sole dispositive
                        power with respect to such shares, and Federman, Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI, may be deemed to have shared  dispositive power with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      111,172
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      USVP VI Entrepreneur Partners, L.P. ("EP VI")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        124,001 shares,  except that PMG VI, the general partner
                        of EP VI, may be deemed to have sole  voting  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               124,001 shares,  except that PMG VI, the general partner
    WITH                of EP VI, may be deemed to have sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI, may be deemed to have shared  dispositive power with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      124,001
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      2180 Associates Fund VI, L.P. ("2180 VI")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        64,138 shares,  except that PMG VI, the general  partner
                        of 2180 VI, may be deemed to have sole voting power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               64,138 shares,  except that PMG VI, the general  partner
    WITH                of 2180 VI, may be deemed to have sole dispositive power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI, may be deemed to have shared  dispositive power with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      64,138
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Presidio Management Group VI, L.L.C.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,275,860  shares, of which 3,976,549 are directly owned
                        by USVP VI, 111,172 are directly owned by Affiliates VI,
                        124,001  are  directly  owned  by EP VI and  64,138  are
                        directly owned by 2180 VI. PMG VI is the general partner
                        of USVP VI,  Affiliates VI, EP VI and 2180 VI and may be
                        deemed to have sole  voting  power with  respect to such
                        shares, and Federman,  Krausz, Phillips, Root and Young,
                        the  managing  members  of PMG VI, may be deemed to have
                        shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               4,275,860  shares, of which 3,976,549 are directly owned
    WITH                by USVP VI, 111,172 are directly owned by Affiliates VI,
                        124,001  are  directly  owned  by EP VI and  64,138  are
                        directly owned by 2180 VI. PMG VI is the general partner
                        of USVP VI,  Affiliates VI, EP VI and 2180 VI and may be
                        deemed to have sole  dispositive  power with  respect to
                        such shares, and Federman,  Krausz,  Phillips,  Root and
                        Young,  the managing members of PMG VI, may be deemed to
                        have  shared  dispositive  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,275,860
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Irwin Federman

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,275,860  shares, of which 3,976,549 are directly owned
  OWNED BY              by USVP VI, 111,172 are directly owned by Affiliates VI,
    EACH                124,001  are  directly  owned  by EP VI and  64,138  are
  REPORTING             directly owned by 2180 VI. Federman is a managing member
   PERSON               of PMG VI, the  general  partner of USVP VI,  Affiliates
    WITH                VI, EP VI and 2180 VI, and may be deemed to have  shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,275,860 shares, of which 3,976,549 are directly owned by USVP VI, 111,172 are directly owned by Affiliates VI, 124,001 are directly owned by EP VI and 64,138 are directly owned by 2180 VI. Federman is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,275,860
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Steven M. Krausz

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,275,860  shares, of which 3,976,549 are directly owned
  OWNED BY              by USVP VI, 111,172 are directly owned by Affiliates VI,
    EACH                124,001  are  directly  owned  by EP VI and  64,138  are
  REPORTING             directly  owned by 2180 VI. Krausz is a managing  member
   PERSON               of PMG VI, the  general  partner of USVP VI,  Affiliates
    WITH                VI, EP VI and 2180 VI, and may be deemed to have  shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,275,860 shares, of which 3,976,549 are directly owned by USVP VI, 111,172 are directly owned by Affiliates VI, 124,001 are directly owned by EP VI and 64,138 are directly owned by 2180 VI. Krausz is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,275,860
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Stuart G. Phillips

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,275,860  shares, of which 3,976,549 are directly owned
  OWNED BY              by USVP VI, 111,172 are directly owned by Affiliates VI,
    EACH                124,001  are  directly  owned  by EP VI and  64,138  are
  REPORTING             directly owned by 2180 VI. Phillips is a managing member
   PERSON               of PMG VI, the  general  partner of USVP VI,  Affiliates
    WITH                VI, EP VI and 2180 VI, and may be deemed to have  shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,275,860 shares, of which 3,976,549 are directly owned by USVP VI, 111,172 are directly owned by Affiliates VI, 124,001 are directly owned by EP VI and 64,138 are directly owned by 2180 VI. Phillips is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,275,860
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Jonathan D. Root

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,275,860  shares, of which 3,976,549 are directly owned
  OWNED BY              by USVP VI, 111,172 are directly owned by Affiliates VI,
    EACH                124,001  are  directly  owned  by EP VI and  64,138  are
  REPORTING             directly owned by 2180 VI. Root is a managing  member of
   PERSON               PMG VI, the general  partner of USVP VI,  Affiliates VI,
    WITH                EP VI and  2180 VI,  and may be  deemed  to have  shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,275,860 shares, of which 3,976,549 are directly owned by USVP VI, 111,172 are directly owned by Affiliates VI, 124,001 are directly owned by EP VI and 64,138 are directly owned by 2180 VI. Root is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,275,860
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 053566105                                          Page 11 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Philip M. Young

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,275,860  shares, of which 3,976,549 are directly owned
  OWNED BY              by USVP VI, 111,172 are directly owned by Affiliates VI,
    EACH                124,001  are  directly  owned  by EP VI and  64,138  are
  REPORTING             directly owned by 2180 VI. Young is a managing member of
   PERSON               PMG VI, the general  partner of USVP VI,  Affiliates VI,
    WITH                EP VI and  2180 VI,  and may be  deemed  to have  shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,275,860 shares, of which 3,976,549 are directly owned by USVP VI, 111,172 are directly owned by Affiliates VI, 124,001 are directly owned by EP VI and 64,138 are directly owned by 2180 VI. Young is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,275,860
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This statement amends the statement on Schedule 13G filed by U.S. Venture Partners VI, L.P., USVP VI Affiliates Fund, L.P., USVP VI Entrepreneur Partners, L.P., 2180 Associates Fund VI, L.P., Presidio Management Group VI, L.L.C., Irwin Federman, Steven M. Krausz, Stuart G. Phillips, Jonathan D. Root and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                 (a)  Amount beneficially owned:

                      See Row 9 of cover page for each Reporting Person.

                 (b)  Percent of Class:

                      See Row 11 of cover page for each Reporting Person.

                 (c)  Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the vote:

                                See Row 5 of cover page for each Reporting
                                Person.

                          (ii)  Shared power to vote or to direct the vote:

                                See Row 6 of cover page for each Reporting
                                Person.

                          (iii) Sole power to dispose or to direct the
                                disposition of:

                                See Row 7 of cover page for each Reporting
                                Person.

                          (iv) Shared power to dispose or to direct the disposition of:

                                See Row 8 of cover page for each Reporting
                                Person.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2003

U.S.  Venture  Partners VI, L.P.                /s/ Michael Maher
By Presidio  Management Group                   -----------------------------------------
VI, L.L.C. Its General Partner                  Signature


                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


USVP VI Affiliates Fund, L.P.                   /s/ Michael Maher
By Presidio Management Group VI, L.L.C.         -----------------------------------------
Its General Partner                             Signature


                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


USVP VI Entrepreneur Partners, L.P.             /s/ Michael Maher
By Presidio Management Group VI, L.L.C.         -----------------------------------------
Its General Partner                             Signature


                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund VI, L.P.                   /s/ Michael Maher
By Presidio Management Group VI, L.L.C.          -----------------------------------------
Its General Partner                             Signature

                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group VI, L.L.C.         /s/ Michael Maher
A Delaware Limited Liability Company            -----------------------------------------
                                                Signature

                                                Michael Maher
                                                Chief Financial Officer/Attorney-In-Fact

Irwin Federman                                      /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact


Steven M. Krausz                                    /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact


Stuart G. Phillips                                  /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact


Jonathan D. Root                                    /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact


Philip M. Young                                     /s/ Michael Maher
                                                    ----------------------------
                                                    Michael Maher
                                                    Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                         Numbered Pages
-------                                                         --------------

Exhibit A: Agreement of Joint Filing                                  16


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact          17

                                    EXHIBIT A


                            Agreement of Joint Filing


                  The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Avenue A, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.

                                    EXHIBIT B


                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.